                                                            EXHIBIT 99.22 (p)(3)

                  PAYDEN & RYGEL SUB-ADVISER POLICY NO. I.B.2.

                     CODE OF ETHICS - SUB-ADVISER PERSONNEL
                  (INCLUDING PERSONAL SECURITIES TRANSACTIONS)

Policy: The Sub-adviser has had a personal trading policy governing its employees' personal securities trading for a number of years. Effective January 31, 2005, the Sub-adviser renamed this policy its "Code of Ethics" and expanded this document to present general policy statements covering a number of additional areas, including Compliance with Laws and Regulations, Conflicts of Interest, Insider Trading, Gifts and Entertainment, Confidentiality and Service as a Director of a Publicly Traded Company.

The Code of Ethics does not replace the existing operational policies and procedures in many of the areas, e.g., "Payden & Rygel Sub-adviser Policy No. I.B.3. on "Confidentiality and the Use of Non-Public Information," in which the Sub-adviser maintains policies and procedures for the Vantagepoint Funds. Rather, the Code of Ethics is an overall statement of the Sub-adviser's policies in these related areas.

A copy of the revised policy is attached hereto as Exhibit 1.

Part 3, Section D of the Code of Ethics continues to contain the detailed policies and procedures dealing with Personal Securities Transactions. In summary:

      - Persons covered include all employees ("Access Persons") and any family members ("Affiliated Access Persons") who live with the employee.

      - All securities transactions must be approved. However some securities such as direct obligations of the United States government, open-end mutual funds and exchange-traded derivatives on broad-based indices are exempt.

      - The Compliance Department maintains a list of restricted securities which are either (1) securities that are being purchased or sold, or are currently being considered for purchase or sale in any client account, or (2) securities of companies for which employees of the Sub-adviser may have material inside information as a result of the investment management relationship with the Sub-adviser or otherwise. Covered persons are not allowed to purchase stocks on the restricted list.

      - Once a trade is approved, an employee has two business days to complete the trade.

      - Short-term trading (holding period of 60 days or less) is prohibited unless approved by the Sub-adviser's Chief Compliance Officer or one of two other Managing Principals of the Sub-adviser.

      -     Required reports for all employees include:

                  - All transactions of securities within two business days of trade approval;

                  -     Quarterly reports of all securities transactions;

                  -     Annual report of personal securities holdings;

                  - Duplicate trade confirmations mailed directly from the broker to the Sub-adviser.

Compliance Review: The Chief Compliance Officer reviews all trades quarterly to ensure:

      -     All trades have broker confirmations.

      - All trades were pre-approved as required by the personal trading policy through the automated personal trading system.

      - Any trades that constituted exceptions to the personal trading policy were approved as provided in the policy.

Restated effective: January 31, 2005

                  PAYDEN & RYGEL SUB-ADVISER POLICY NO. I.B.2.

                                 CODE OF ETHICS

                                    EXHIBIT 1

                         "PAYDEN & RYGEL CODE OF ETHICS"

                           PART 1. GENERAL PRINCIPLES

      Payden & Rygel's Code of Ethics is designed to set the tone for the conduct and professionalism of our employees, officers and directors. The ethical culture of a firm is critically important to its day-to-day operations and all employees should know that our Code of Ethics is supported and endorsed by our President, Joan Payden, and all nine Managing Principals of the firm.

      The following principles, which are the foundation of our Code of Ethics, are designed to emphasize Payden & Rygel's overarching fiduciary duty to our clients and the obligation of every employee to uphold that fundamental duty. These principles include:

      1.    The duty at all times to place the interest of our clients first;

      2. The requirement that all personal securities transactions of every employee shall be conducted in such a manner as (a) to be consistent with the Code of Ethics, and (b) to avoid any actual or potential conflict of interest, or any abuse of an employee's position of trust and responsibility.

      3. The principle that no employee shall take inappropriate advantage of his or her position.

      4. The fiduciary principle that information concerning the identity of security holdings and financial circumstances of clients is confidential; and

      5. The principle that independence in the investment decision-making process is paramount.

      6. Payden & Rygel's good reputation is dependent every day upon each employee conducting himself or herself in a manner deserving of the trust each client gives to the firm, and the employee's understanding that any breach of that trust can, and will, irreparably harm that good reputation.

      Finally, all employees should remember two things. First, the general principles just discussed govern all conduct, whether or not the conduct is also covered by more specific standards and procedures discussed elsewhere in this Code of Ethics. Second, failure to comply with this Code of Ethics may result in disciplinary action, up to and including termination of employment.

                       PART 2. PERSONS COVERED BY THE CODE

      All employees, officers and directors of Payden & Rygel are covered by this Code of Ethics. In addition, however, for purposes of the "Personal Securities Transactions" rules (See Part 3, Section D, below) and "Standards of Business Conduct - Conflicts of Interests" rules (See Part 3, Section B, below) only, an employee's spouse, minor children and relatives resident in the employee's home, as well as another person if by reason of any contract, understanding, relationship, agreement or other arrangement the employee obtains benefits substantially equivalent to those of ownership (individually, an "Affiliated Access Person," and collectively, "Affiliated Access Persons") are subject to the terms of this Code of Ethics.

                      PART 3. STANDARDS OF BUSINESS CONDUCT

A.    COMPLIANCE WITH LAWS AND REGULATIONS

      All employees are required to comply with all applicable federal securities laws, including in particular the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and the regulations pursuant to the Advisers Act, the Investment Company Act of 1940, as amended (the "1940 Act"), and the regulations pursuant to the 1940 Act, and Regulation S-P (with respect to privacy requirements).

      As a part of this requirement, no employee, in connection with the purchase or sale (directly or indirectly) of a security held, or to be acquired, by a client of the firm, shall be permitted:

      1.    To defraud such client in any manner;

      2. To mislead such client, including by making a statement that omits material facts;

      3. To engage in any act, practice or course of conduct that operates, or would operate, as a fraud or deceit upon such client;

      4.    To engage in any manipulative practice with respect to such client;
            or

      5. To engage in any manipulative practice with respect to securities, including price manipulation.

B.    CONFLICTS OF INTEREST

      As a fiduciary, Payden & Rygel has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client. This policy establishes only the framework within which Payden & Rygel operates its business. Thus, if an employee is uncertain whether a conflict of interest exists, the employee should always seek further clarification by contacting Payden & Rygel's Chief Compliance Officer.

      1. Conflicts Among Client Accounts. Conflicts of interest may arise where Payden & Rygel or its employees have reason to favor the interests of one client over another, e.g., larger accounts over smaller accounts, or accounts compensated by performance fees over accounts not so compensated). In such a situation, Payden & Rygel and its employees are specifically prohibited from engaging in any inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

      2. Competing with Client Trades. Any employee and Affiliated Access Person (as defined above in Part 2) is prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities. Conflicts raised by personal securities transactions are addressed more specifically in Part 3, D, below.

      3. Disclosure of Personal Interest. Any employee who is involved is involved in recommending, implementing or considering any securities transaction for a client is prohibited from engaging in that decision-making process unless the employee discloses to Payden & Rygel's Chief Compliance Officer any material beneficial ownership, business or personal relationship or other material interest that the employee or any Affiliated Access Person has in the issuer or its affiliates. If the Chief Compliance Officer deems the disclosed interest to present a material conflict, the employee may not participate in any decision-making process about the securities of that issuer.

      4. Vendors and Suppliers. All employees are required to disclose to Payden & Rygel's Chief Compliance Officer any personal investments, or other interests, by the employee or any Affiliated Access Person in vendors or suppliers with respect to which the employee negotiates or makes decisions on behalf of the firm. Further, the employee with such interests is prohibited from negotiating or making decisions regarding the firm's business with those companies.

C.    "INSIDER TRADING"

      "Insider trading" is a top enforcement priority of the Securities and Exchange Commission (SEC) and the United States Attorneys across the country. In 1988 the President signed into law the Insider Trading and Securities Fraud Enforcement Act (the

"Act"), which has had a far-reaching impact on all public companies and especially those engaged in the securities brokerage or investment advisory industries, including directors, executive officers and other controlling persons of such companies. While the Act does not provide a statutory definition of "insider trading," it has effected major changes to the previous law.

      One major change added new sections to the Federal securities laws that require brokers, dealers and investment advisers to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material nonpublic information by such persons. As a result, Payden & Rygel adopted its "Insider Trading Policy" (the "Policy"), which prohibits any of the firm's employees, officers, or directors from trading, either personally or on behalf of others (including mutual funds and private accounts), on material nonpublic information or communicating material nonpublic information to others in violation of the Federal securities laws. The full policy is found in the firm's "Employee Manual" and all employees should read it thoroughly. The following briefly summarizes some of the key elements of the Policy.

      1. The Basic Insider Trading Prohibition. In general, the "insider trading" doctrine under the Federal securities laws prohibits any person (including investment advisers) from: (a) trading on the basis of material, nonpublic information; (b) tipping such information to others; (c) recommending the purchase or sale of securities on the basis of such information; (d) assisting someone who is engaged in any of the above activities; or (e) trading a security, which is the subject of an actual or impending tender offer when in possession of material nonpublic information relating to the offer.

            Thus, "insider trading" is not limited to insiders. It also applies to non-insiders, such as investment analysts and stockbrokers. In addition, it is not limited to persons who trade. It also covers persons who tip material nonpublic information or recommend securities on the basis of such information.

      2. Sanctions. Penalties for trading on material nonpublic information are severe, both for the individuals involved in such unlawful conduct and their employers. An employee of Payden & Rygel who violates the insider trading laws can be subject to some or all of the penalties below, even if the employee does not personally benefit from the violation. Penalties include: (a) injunctions; (b) treble damages or $1,000,000, whichever is greater; (c) disgorgement of profits; (d) jail sentences; and (e) fines for the person who committed the violation (which would, under normal circumstances, be the employee and not the firm) of up to three times the profit gained or loss avoided, whether or not the individual actually benefited

            In addition, any violation of the Policy can be expected to result in serious sanctions being imposed by Payden & Rygel, including dismissal of the persons involved.

      3. If An Employee Receives Material Nonpublic Information. Whenever an employee receives material nonpublic information, the employee should not: (a) trade in securities to which that information relates; (b) tip the information to others; (c) recommend purchases or sales on the basis of that information; or (d) disclose that information to anyone, except Payden & Rygel's President or Chief Compliance Officer.

D.    PERSONAL SECURITIES TRANSACTIONS

      Payden & Rygel, pursuant to the requirements of Rule 204A-1 under the Investment Advisers Act of 1940 (the "Advisers Act"), has adopted the following policies and procedures for personal securities transactions ("Personal Securities Transactions Policy") by its officers, directors and employees, which are designed to prevent designated persons from engaging in inappropriate personal securities transactions and to require reports from such persons of certain purchases and sales of securities.

  1.  DEFINITIONS

      For purposes of this Personal Securities Transactions Policy, the following terms have the following meanings:

      a. ACCESS PERSON. The term "Access Person" means any director, officer or employee of Payden & Rygel.

      b. ADVISORY PERSON. The term "Advisory Person" means any director, officer or employee of Payden & Rygel. In the event that any individual or company should be in a control relationship to Payden & Rygel, the term "Advisory Person" would include such an individual or any employee of such a company to the same extent as an employee of Payden & Rygel.

      c. AFFILIATED ACCESS PERSON. The term "Affiliated Access Person" means a spouse, minor children and relatives resident in an Access Person's home, as well as another person if by reason of any contract, understanding, relationship, agreement or other arrangement the Access Person obtains therefrom benefits substantially equivalent to those of ownership.

      d. AUTOMATIC INVESTMENT PLAN. An automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

      e. BENEFICIAL OWNERSHIP. "Beneficial ownership" has the same meaning as would be used in determining whether an employee is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder. "Beneficial ownership" includes accounts of a spouse, minor children and relatives resident in the Access Person's home, as well as accounts of another person if by reason of any contract, understanding, relationship, agreement or other arrangement the Access Person obtains benefits substantially equivalent to those of ownership. A copy of a Release issued by the Securities and Exchange Commission on the meaning of the term "beneficial ownership" is available upon request, and should be studied carefully by any employee concerned with this definition before preparing any report required hereunder.

      f. CONSIDERED FOR PURCHASE OR SALE. A security is "being considered for purchase or sale" when a recommendation to purchase or sell such security has been made and communicated by any Access Person in the course of his or her duties and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

      g. CONTROL. The term "control" has the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940 (the "1940 Act").

      h. DISINTERESTED TRUSTEE. The term "disinterested trustee" means a trustee of any investment company who is not an "interested person" of the investment company within the meaning of Section 2(a)(19) of the 1940 Act.

      i. COVERED SECURITY. The term "Covered Security" means a security as defined in Section 2(a)(36) of the 1940 Act, except that it does not include:

                  (i)   Direct obligations of the Government of the United
                        States;

                  (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

                  (iii) Shares issued by money market Funds;

                  (iv)  Shares issued by open-end Funds; and

                  (v) Shares issued by unit investment trusts that are invested exclusively in one or more open-end Funds, none of which are Reportable Funds.

                  Any prohibition or reporting obligation relating to a Covered Security applies to any option, warrant or right to purchase or sell such Covered Security and any security convertible into or exchangeable for such Covered Security. Further, the term "security" is very broad and includes items such as limited partnerships, foreign unit investment trusts and foreign mutual funds and private investment funds, hedge funds and investment clubs.

      j. FUND. The Term "Fund" means an investment company registered under the 1940 Act.

      k. INITIAL PUBLIC OFFERING. The term "initial public offering" means an offering of securities registered under the Securities Act of 1933 (the "1933 Act"), the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

      l. LIMITED OFFERING. The term "limited offering" means an offering that is exempt from registration under the 1933 Act, pursuant to section 4(2) or section 4(6), or pursuant to sections 230.504, 230.505 or
            230.506 of the regulations under the Advisers Act.

      m.    REPORTABLE FUND. The term "Reportable Fund" means:

                  (i) Any Fund for which the Adviser serves as an investment adviser as defined in section 2(a)(20) of the 1940 Act; or

                  (ii) Any Fund whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser.

      n. REPORTABLE SECURITY. The term "Reportable Security" means any Covered Security, including any Reportable Fund.

      o. SHORT-TERM TRADING. "Short-term trading" is defined as a purchase and sale, or sale and purchase, of the same (or equivalent) securities, which both occur within any 60-day period.

2.    PERSONAL SECURITIES TRANSACTIONS

      a. PRE-APPROVAL OF COVERED SECURITIES TRANSACTIONS. To avoid any appearance of conflict of interest, Payden & Rygel has determined that any Access Person must seek prior approval of all Covered Securities transactions to be entered into by the Access Person or any Affiliated Access Person, except for "Exempt Covered Securities Transactions" specifically listed in paragraph 2.c, below. An Access Person does this by accessing the automated Payden & Rygel Personal Trading Compliance System to determine if a proposed transaction will be approved. This automated process is maintained on Payden & Rygel's in-house Juneau system.

            FOLLOWING RECEIPT OF APPROVAL, THE ACCESS PERSON HAS TWO BUSINESS DAYS TO EXECUTE THE COVERED SECURITIES TRANSACTION. If the trade is not executed within two business days, the approval lapses and the Access Person will again need to seek approval, if he or she still wishes to transact the trade.

      b. PROHIBITED COVERED SECURITIES TRANSACTIONS. Unless the Access Person has obtained specific prior written approval (see the Prohibited Covered Securities Transaction: Approval of Exemption Procedures in paragraph 2.d, below), an Access Person may not engage in any of the following prohibited securities transactions:

                  (i) No Access Person shall purchase or sell, directly or indirectly, any Covered Security (a "Restricted Covered Security") in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale is being purchased or sold by Payden & Rygel on behalf of any client of Payden & Rygel, or is being considered for such purchase or sale. This prohibition shall continue until five days after the time that Payden & Rygel completes the purchase or sale of the Restricted Covered Security, or determines not to make the purchase or sale. Any profits realized by the Access Persons in violation of this provision shall be disgorged to the client of Payden & Rygel. The automated Payden & Rygel Personal Trading Compliance System is programmed to identify such Restricted Covered Securities.

                  (ii) No Access Person shall purchase or sell, directly or indirectly, any Covered Security (a "Client Covered Security") in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which Client Covered Security is issued by a company that (i) is an investment advisory client of Payden & Rygel, and (ii) Payden & Rygel is likely to be in a position at some point to have possession of material nonpublic information about the company. Any profits realized by Access Persons in violation of this provision shall be disgorged to the investment advisory client of Payden & Rygel. The automated Payden & Rygel Personal Trading Compliance System is programmed to identify such Client Covered Securities.

                  (iii) Access Persons are prohibited from purchasing any
                        Covered Security in an initial public offering, or in a limited offering, except with the prior written approval of the President of Payden & Rygel, or the Chief Compliance Officer of Payden & Rygel, who shall consult with senior Advisory Persons of Payden & Rygel who have no personal interest in the issuer prior to granting such approval. Any Advisory Person obtaining such approval shall fully disclose to any affected client of Payden & Rygel his or her investment when playing a part in the investment consideration of, or the actual investment in, such an initial public offering or in a limited offering.

                  (iv) No Access Person shall engage in short-term trading of any Covered Security. Any profits realized by the Access Person from short-term trading of the security shall be disgorged to the affected client of Payden & Rygel.

      c.    EXEMPT COVERED SECURITIES TRANSACTIONS.

                  (i) The following Covered Securities transactions are exempt from the (1) "Pre-Approval of Covered Securities Transactions" procedures in paragraph 2.a, above, (2) the "Prohibited Covered Securities Transactions" limitations set forth in paragraph 2.b, above, and (3) the "Reporting Requirements" procedures in paragraph 2.e, below:

                        1. Covered Securities transactions effected in any account over which the Access Person has no direct or indirect influence or control, or in any account of the Access Person which is managed on a discretionary basis by a person other than the Access Person and with respect to which the Access Person does not in fact influence or control such transactions.

                        2. Transactions that are part of an automatic investment plan.

                        3. Exchange-traded derivatives on broad-based indices, interest rates, or currencies.

                  (ii) The following Covered Securities transactions are exempt from the (1) "Pre-Approval of Covered Securities Transactions" procedures in paragraph 2.a, above, (2) the "Prohibited Covered Securities Transactions" limitations set forth in paragraph 2.b, above, and (3) the reporting of quarterly transactions under the "Reporting Requirements" procedures in paragraph 2.e, below. However, the securities themselves are still subject to the Annual Holdings Report requirement:

                        1. Purchases or sales that are non-volitional on the part of either the Access Person or any client of Payden & Rygel.

                        2. Purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

                  (iii) The following Covered Securities transactions are exempt from the (1) "Pre-Approval of Covered Securities Transactions" procedures in paragraph 2.a, above, and
                        (2) the "Prohibited Covered Securities

                        Transactions" limitations set forth in paragraph 2.b.(i) and (ii) only, above.

                        However, they are still subject to the "Prohibited Covered Securities Transactions" limitations set forth in paragraph 2.b.(iii) and (iv).

                        They are also subject to all of the "Reporting Requirements" procedures in paragraph 2.e, below:

                        1. Any equity securities transaction, or series of related transactions, involving 500 shares or less in the aggregate, if the Access Person has no prior knowledge of the client's activity in such security and the issuer has a market capitalization greater than $1 billion.

                              FOLLOWING RECEIPT OF APPROVAL, THE ACCESS PERSON HAS TWO BUSINESS DAYS TO EXECUTE THE TRADE. If the trade is not executed within two business days, the approval lapses and the Access Person will again need to seek approval, if he or she still wishes to transact the trade.

      d. PROHIBITED COVERED SECURITIES TRANSACTION: APPROVAL OF EXEMPTION PROCEDURES. If an Access Person desires to engage in a Prohibited Covered Securities Transaction (see paragraph 2.b, above), the Access Person must have the prior written approval of Payden & Rygel's Chief Compliance Officer, or in his absence, the prior written approval of Christopher N. Orndorff or Brian W. Matthews, each a Managing Principal of Payden & Rygel, or in their absence, the prior written approval of Payden & Rygel's Vice President, Risk Management. Such approval may be granted ONLY ON THE BASIS that (i) the transaction is not likely to be harmful to a Payden & Rygel Covered Client, or to a Fund advised by Payden & Rygel, and (ii) the decision to buy or sell the security is not based on material non-public information concerning the issuer.

            To obtain prior approval to engage in a Prohibited Securities Transaction, the Access Person must:

                  (i) Complete a Prohibited Securities Transaction: Approval of Exemption form. This form may be accessed as a part of the automated Payden & Rygel Personal Trading Compliance System.

                  (ii) Present the completed form to Payden & Rygel's Chief Compliance Officer, or in his absence, Christopher N. Orndorff or Brian W. Matthews, each a Managing Principal of Payden & Rygel, or in their absence, Payden & Rygel's Vice President, Risk Management, for written approval BEFORE executing the trade.

                        THE FORM MUST BE COMPLETED AND THE WRITTEN APPROVAL OBTAINED BEFORE THE TRANSACTION MAY BE COMPLETED.

                  (iii) Deliver the completed form with the written approval to
                        Payden & Rygel's Compliance Department.

                        ONCE THE ACCESS PERSON OBTAINS EXEMPTION APPROVAL, HE OR SHE WILL HAVE TWO BUSINESS DAYS TO EXECUTE THE TRADE. If the trade is not executed within two business days, the approval lapses and the Access Person will again need to seek approval, if he or she still wishes to transact the trade.

            e.    REPORTING REQUIREMENTS.

                  (i) Disinterested Trustees. A disinterested trustee of any Fund client of Payden & Rygel shall report any Covered Security Transaction in a security if such trustee, at the time of the transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Fund client, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the trustee, such security is or was purchases or sold by the Fund client or is or was considered for purchase or sale.

                  (ii) Access Persons (other than disinterested Trustees). To ensure that all employees and their affiliated Access Persons adhere to the Payden & Rygel Personal Trading Policies and Procedures, all employees, on behalf of themselves and any affiliated Access Persons, must provide the following information:

                        1. INITIAL HOLDINGS REPORT. Upon being hired, all Access Persons are required to complete a Disclosure of Personal Reportable Securities Holdings - Initial Report and submit the completed report within ten (10) days of their first day of employment. This report lists the title, number of shares and principal amount of each Reportable Security, other than Exempt Covered Securities (see paragraph 2.c.(i) and (ii), above), in which the Access Person and any Affiliated Access Persons has any direct or indirect beneficial ownership at the time the Access Person joins Payden & Rygel. It also lists the name of any broker-dealer or bank at which the employee or affiliated Access Person or Affiliated Access Person maintains an account for the Reportable Securities.

                        2. ANNUAL HOLDINGS REPORT. No later than February 14th of each year, all Access Persons are required to complete a Disclosure of Reportable Personal Securities Holdings - Annual Report. This report lists the title, number of shares and principal amount of each

                              Reportable Security, other than Exempt Covered Securities (see paragraph 2.c.(i) and (ii), above), in which the Access Person and any Affiliated Access Person has any direct or indirect beneficial ownership as of December 31 of the preceding year. It also lists the name of any broker-dealer or bank at which the Access Person or Affiliated Access Person maintains an account for the Reportable Securities.

                        3. QUARTERLY TRANSACTIONS REPORT. All Access Persons, on behalf of themselves and any Affiliated Access Persons, are required to complete a Quarterly Report of Personal Reportable Securities Transactions within the first thirty (30) days after the end of each calendar quarter providing information regarding the Reportable Securities transactions in which they engaged during the preceding quarter.

                              This report is submitted electronically through the Payden & Rygel Personal Trading Compliance System, which is accessed through the firm's Juneau system.

                              For Reportable Securities transactions other than Exempt Securities Transactions listed in paragraph 2.c.(i) and (ii), above, this report lists the date of the transaction, the security, the quantity (e.g., number of shares), the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), the share price at which the transaction was effected, the total dollar amount of the transaction, the name of the broker-dealer or bank through which the transaction was effected, and the account number at the broker-dealer or bank.

                              In addition, with respect to any account established by the Access Person or any Affiliated Access Person in which securities, other than Exempt Securities listed in paragraph 2.c.(i) and
                              (ii), above, were held during the quarter, the name of the broker-dealer or bank with whom the account was established, the date the account was established, the account number and such other information on the account as may be requested by Payden & Rygel.

                              EACH ACCESS PERSON MUST COMPLETE THIS FORM, EVEN IF THE ACCESS PERSON OR ANY AFFILIATED ACCESS PERSON DID NOT HAVE ANY REPORTABLE TRANSACTIONS DURING THE PRECEDING QUARTER.

                        4. DUPLICATE CONFIRMATIONS. Each Access Person must advise Payden & Rygel's Compliance Department of the name, address and contact person at any broker/dealer or bank at which the employee, or any Affiliated Access Person, has any securities accounts, other than accounts containing only Exempt Securities listed in paragraph 2.c.(i) and
                              (ii), above.

                              This information is required so that Payden & Rygel's Compliance Department may request the broker/dealer or bank to provide Payden & Rygel with duplicate confirmation statements or monthly/quarterly account statements for any Reportable Securities transactions by the Access Person or any Affiliated Access Person.

                  (iv) Review of Reports. The initial holdings report, annual holdings report and quarterly transactions reports for each Access Person will be reviewed quarterly and annually, as the case may be, or more frequently, if necessary, by the Compliance Department to ensure compliance with the Payden & Rygel Personal Trading Policies and Procedures.

  3.  CONSEQUENCES

      The policies and procedures outlined above have been established to ensure that all Access Persons and their Affiliated Access Persons adhere to the highest standards in their personal securities trading. Failure to comply with these policies and procedures constitutes a violation of this Code of Ethics. Any material violations are reported to the Board of Directors of Payden & Rygel and to the Board of Trustees of any Fund for which Payden & Rygel is an investment adviser. Payden & Rygel's Board of Directors or the Board of Trustees of any Fund client may impose any sanctions it deems appropriate under the circumstances, including censure, suspension, or termination of employment.

E.    GIFTS AND ENTERTAINMENT

      1. General Statement. A conflict of interest occurs when the personal interests of employees interfere, or could potentially interfere, with their responsibilities to Payden & Rygel and its clients. The overriding principle is that employees should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, employees should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to Payden & Rygel or the employee.

      2. Gifts. No employee may receive any gift, service or other thing of more than $100 in value from any person or entity that does business with or on behalf of Payden & Rygel without the prior approval of the Chief Compliance Officer. No employee may give or offer any gift of more than $100 in value to existing clients, prospective clients, or any entity that does business with or on behalf of Payden & Rygel without the prior approval of the Chief Compliance Officer.

      3. Cash. No employee may give or accept cash gifts or cash equivalents to or from a client, prospective client or any entity that does business with or on behalf of Payden & Rygel.

      4. Entertainment. No employee may provide or accept extravagant or excessive entertainment to or from a client, prospective client or any person or entity that does or seeks to do business with or on behalf of Payden & Rygel. Employees may provide or accept a business entertainment event, such as lunch, dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

      5. Pre-Clearance. An employee must obtain the prior approval of his supervising Managing Principal or of the Chief Compliance Officer before the employee may accept any offer of business entertainment event costs that involve travel expenses, hotel accommodations, registration fees or the like associated with events such as industry conferences or the like.

      6. Quarterly Reporting. No later than thirty (30) days following the end of each quarter, all employees must file a "Gifts and Entertainment Received" report listing the gifts and entertainment received by the employee during the preceding quarter, and if no such gifts or entertainment were received, the employee must still file the report, indicating "None."

F.    CONFIDENTIALITY

      In the course of employment, employees may acquire knowledge or information of a secret, confidential or proprietary nature relating to the business, finances, operations of Payden & Rygel, its clients, or of any third party with whom it is doing business that has not been previously publicly released by duly authorized representatives of Payden & Rygel or such third party ("Confidential Information"). Examples of such Confidential Information include, but are not limited to, financial figures, employee lists, vendor information, information regarding the personal and financial matters of third parties with whom Payden & Rygel is negotiating or doing business, methods of operations, or any other papers or documents, used by Payden & Rygel and made known to the employee by Payden & Rygel or any of its officers or other employees, or learned by the employee while in the employment of Payden & Rygel. This obligation to maintain strict confidentiality exists during employment and continues after the employee leaves Payden & Rygel's employ.

      All employees are required to sign a Confidentiality and Non-Disclosure Agreement as a condition of employment. Any employee who breaches Payden & Rygel's confidentiality policy or who discloses Confidential Information will be subject to disciplinary action, up to and including immediate discharge. Such employees also may be subject to legal action, even if they do not actually benefit from the disclosed information.

      A more detailed description of the procedures to be observed to safeguard Confidential Information is contained in Payden & Rygel's Employee Manual.

G.    SERVICE AS A DIRECTOR OF A PUBLICLY TRADED COMPANY

      Payden & Rygel recognizes the potential for conflicts or interest and for insider trading problems that may arise if a member of the firm serves as a director of a publicly traded company. As a result, any employee must seek the prior authorization of Payden & Rygel's President before accepting a position as a director of a publicly traded company, and in deciding the issue, the President shall consider the recommendation of Payden & Rygel's Chief Compliance Officer on the matter.

      A more detailed discussion of the procedures to be observed on this matter is contained in Payden & Rygel's Employee Manual.

H.    OBLIGATION TO REPORT ANY VIOLATIONS OF THE CODE OF ETHICS

      Every Access Person is obligated to report any violations of this Code of Ethics promptly to Payden & Rygel's Chief Compliance Officer, or in his absence to the Chief Executive Officer.

I.    CERTIFICATION OF COMPLIANCE

      1. Initial Certification. Upon joining Payden & Rygel, each employee shall be provided a copy of this Code of Ethics and the Payden & Rygel Employee Manual, which contains related compliance policies and procedures. At that time, the employee shall certify in writing that he (a) has received a copy of the Code of Ethics and the Payden & Rygel Employee Manual, (b) has read and understands all provisions of the Code of Ethics and related compliance policies and procedures contained in the Payden & Rygel Employee Manual, and (c) agrees to comply with the terms of the Code of Ethics and such related compliance policies and procedures.

      2. Acknowledgement of Amendments. Payden & Rygel shall provide all employees with any amendments to this Code of Ethics and at such time each employee shall submit a written acknowledgement that he has received, read and understands such amendments to the Code of Ethics.

      3. Annual Certification. On an annual basis, all employees shall certify that they have read, understand and complied with the Code of Ethics and any related compliance policies and procedures contained in the Payden & Rygel Employee Manual.